Exhibit 99.1

RH RAISES THIRD QUARTER AND FISCAL 2017 ADJUSTED NET INCOME GUIDANCE

Company Provides Preliminary Fiscal 2018 Outlook

Corte Madera, CA – November 15, 2017 – RH (NYSE:RH) today announced updated guidance for the third quarter fiscal 2017 and a preliminary fiscal 2018 outlook ahead of the Company’s Investor Day being held in West Palm Beach, Florida on Thursday, November 16, beginning at 2:00 pm EST. The Investor Day will be webcast at the Company’s Investor Relations website, ir.rh.com.

Third Quarter, Fourth Quarter and Fiscal 2017 Updated Guidance

•	Adjusted net revenues for the third quarter fiscal 2017 are now expected to be approximately $592.5 million, an increase of 8% versus $549.3 million last year, despite an approximate 1% negative impact from Hurricanes Harvey and Irma. This compares to the Company’s prior guidance of adjusted net revenues in the range of $575 million to $590 million, or an increase of 5% to 7% compared to last year. On a GAAP basis, net revenues are expected to be approximately $592.5 million for the third quarter.

•	Adjusted net income for the third quarter is now expected to be in the range of $24.0 million to $24.5 million, compared to $8.0 million last year, despite a negative impact of approximately $1.3 million from Hurricanes Harvey and Irma. The outlook also includes a positive impact of approximately $2.5 million related to a lower effective tax rate. This compares to the Company’s prior guidance of adjusted net income in the range of $16 million to $19 million. On a GAAP basis, net income for the third quarter is expected to be in the range of $12.5 million to $13 million.

•	Adjusted diluted earnings per share for the third quarter is now expected to be in the range of $1.02 to $1.04, compared to $0.20 last year, despite a negative impact of approximately $0.05 per share from Hurricanes Harvey and Irma. The outlook also includes a positive impact of approximately $0.11 per share related to a lower effective tax rate. This compares to the Company’s prior guidance of adjusted diluted earnings per share in the range of $0.68 to $0.80. On a GAAP basis, diluted earnings per share for the third quarter is expected to be in the range of $0.54 to $0.56.

•	The Company is increasing its fourth quarter adjusted net income guidance to a range of $37 million to $41 million, from a range of $33 million to $37 million, despite an approximate $1.5 million negative impact as a result of the Company’s decision to delay the opening of its New York Design Gallery to Spring-Summer 2018. This outlook reflects the benefits of improved business performance and assumes an approximate $2 million tax benefit which corresponds to an expected 35% tax rate. Due to the recent increases in the Company’s stock price and its impact on the fully diluted share count, the Company is providing a table below to assist in estimating diluted shares outstanding and adjusted diluted earnings per share.

•	Adjusted net revenues for the fourth quarter are now expected to be in the range of $655 million to $680 million due to a $9 million negative impact due to the Company’s decision to delay the opening of its New York Design Gallery. This compares to the Company’s prior adjusted net revenue guidance range of $664 million to $689 million.

•	The Company is increasing its fiscal 2017 adjusted net income guidance to a range of $82 million to $87 million, from a range of $70 million to $77 million, despite the Company’s decision to delay the opening of its New York Design Gallery

•	The Company now expects fiscal 2017 capital expenditures in the range of $120 million to $130 million compared to its prior guidance range of $120 million to $140 million.

•	The Company now expects to generate free cash flow in the range of $420 million to $440 million in fiscal 2017.

Preliminary Fiscal 2018 Outlook

•	Net revenue in the range of $2.58 billion to $2.62 billion, representing growth of 6% to 7% on a 52-week vs 53-week basis. On a comparable 52-week vs 52-week basis, net revenue growth is expected to be in the range of 8% to 9%.

•	Adjusted operating margin in the range of 9% to 10%.

•	Adjusted net income in the range of $125 million to $145 million.

•	Net capital expenditures in the range of $65 million to $75 million.

•	Free cash flow in excess of $240 million.

To Our People, Partners, and Shareholders,

Our updated third quarter guidance demonstrates the earnings power of our new membership model, and a dramatically more efficient operating platform. Adjusted net revenues for the quarter are expected to be up 8%, despite a 1% negative impact from Hurricanes Harvey and Irma. Adjusted diluted earnings per share is expected to be in the range of $1.02 to $1.04, despite a $0.05 per share negative impact from the Hurricanes and including a $0.11 per share positive impact due to a lower effective tax rate, versus $0.20 a year ago.

Over the past 18 months, we transformed our business from a promotional to a membership model that is enhancing our brand, streamlining our operations, and improving the customer experience. Simultaneously we began the redesign of our supply chain network, rationalizing our product offer, and transitioning inventory into fewer facilities, creating a more capital efficient model.

We have completed the planned closure of our distribution facility in Los Angeles, and today we are announcing the closing of our distribution center in Dallas by fiscal year end. In total we will eliminate 1.75 million square feet of distribution space, resulting in savings of approximately $15 million annually. Moving forward, servicing our business from two coastal DC’s will result in improved in-stocks, and significantly faster inventory turns.

The redesign of our reverse logistics and Outlet business is now 90% complete. Liquidating customer returns in market, and eliminating the need to transport product back to our distribution centers will drive cost savings and margin enhancement of $15 million to $20 million annually.

Our core RH business is building momentum behind the Fall mailing of our RH Interiors Source Book, and the second edition of our RH Modern Source Book mailed in the Spring. Our investments in RH Interior Design Services are paying dividends as we continue to drive growth and position the brand as the leading luxury design platform in the country.

Our new Design Galleries continue to perform, creating a customer experience that cannot be replicated online, and distinguishing RH from other home businesses in the marketplace. RH Toronto, The Gallery in Yorkdale, our second gallery with an integrated food and beverage experience opened October 20th, and RH West Palm, our third gallery with integrated hospitality, opens this weekend on November 19th. We have decided, due to the disruption caused by the ongoing street construction in the Meatpacking District, to delay the opening of the New York Design Gallery until the Spring-Summer of 2018. We expect an approximate $9 million negative impact from the delay, and a corresponding $1.5 million reduction of adjusted net income in the fourth quarter, which is included in our updated fourth quarter guidance. We will continue operating our Flatiron Gallery until the new Meatpacking Gallery opens.

In the second quarter, we completed the second tranche of our share buyback program resulting in 20.2 million shares of RH stock repurchased in the first half of fiscal 2017, or 49.5% of the shares outstanding at the beginning of the year. We believe that our aggregate $1 billion of share repurchases are, and will continue to be, an excellent allocation of capital for the long term benefit of our shareholders. Regarding our debt structure, we retired the $100 million second lien term loan earlier than planned, and have approximately $480 million of aggregate debt, outside of our convertible notes that are due June 2019 and June 2020. Our current plans are to repay the convertible notes in cash to minimize dilution. Based on our forecasted business performance, and in light of existing favorable market conditions, we currently have multiple low-interest financing options available to us.

Looking forward, we are forecasting margins to rise and costs to fall as we cycle our efforts to reduce inventory, and benefit from our new operating model. In fiscal 2018, we believe we have a clear line of sight toward achieving net revenue growth in the range of 8% to 9% on a comparable 52-week basis and adjusted operating margins in the range of 9% to 10% while generating free cash flow in excess of $240 million. Inventory will again be a source of cash in fiscal 2018, and we anticipate lower real estate capital expenditures, as we move from a leasing to a development model, where we recoup our investments through a sale-leaseback arrangement. We will be providing more color regarding our new real estate model during our Investor Day. In total, we are forecasting fiscal 2018 net capital expenditures to be in the range of $65 million to $75 million.

We remain confident in reaching our long term goal of $4 billion to $5 billion in North American revenues with industry leading operating margins and returns on invested capital.

We plan to share more details of our strategy and outlook during our Investor Day presentations on Thursday, November 16th at 2:00 pm EST, where we will also be unveiling RH West Palm, our latest effort to revolutionize physical retailing.

We hope you can join us in West Palm Beach, or listen to our webcast live at ir.rh.com.

Carpe Diem,

Gary

Gary Friedman

Chairman and Chief Executive Officer

TABLE ILLUSTRATING THE ANTICIPATED IMPACT OF STOCK PRICE ON DILUTED SHARES OUTSTANDING

	Average Q4 2017 Stock Price
Adjusted net income and diluted share counts in millions	$80.00	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00

Midpoint of Q4 2017 Adjusted Net Income Guidance	$39.0	$39.0	$39.0	$39.0	$39.0	$39.0	$39.0
Q4 2017 Diluted Shares Outstanding	24.6	25.7	26.6	27.2	27.7	30.2	31.3
Q4 2017 Adjusted Earnings Per Share	$1.59	$1.52	$1.47	$1.43	$1.41	$1.29	$1.25

	Implied Average FY 2017 Stock Price
	$61.00	$66.00	$71.00	$76.00	$81.00	$86.00	$91.00

Midpoint of FY 2017 Adjusted Net Income Guidance	$84.5	$84.5	$84.5	$84.5	$84.5	$84.5	$84.5
FY 2017 Diluted Shares Outstanding	29.1	29.5	29.9	30.2	30.6	30.9	31.2
FY 2017 Adjusted Earnings Per Share	$2.90	$2.86	$2.83	$2.80	$2.76	$2.73	$2.71

Note:	The table above is intended to demonstrate the impact of increasing stock prices on our diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method. At stock prices in excess of $172, we will incur dilution related to the convertible notes and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes an assumption around the timing and number of options exercises and actual diluted shares outstanding may vary if actual exercises differ from estimates.

The Company has not completed its quarter end closing and review process with respect to preparation of its third quarter fiscal 2017 financial results and the actual results may differ from the guidance provided in this press release. Further commentary on the Company’s third quarter financial results will be provided in connection with its third quarter earnings release.

Note: The Company’s adjusted net revenues, adjusted net income, adjusted diluted earnings per share, free cash flow and adjusted operating margins guidance does not include certain charges and costs. The adjustments to net revenues, net income, diluted earnings per share, net cash provided by (used in) operating activities and operating margins in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net revenues, adjusted net income, adjusted diluted earnings per share, free cash flow and adjusted operating margins in prior periods, such as unusual non-cash and other compensation expense; out of the ordinary income tax expense or benefits; expenses related to legal claims and contingencies; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net revenues, adjusted net income, adjusted diluted earnings per share, free cash flow and adjusted operating margins. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

*Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted net income, adjusted diluted earnings per share, free cash flow and adjusted operating margin (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

About RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com, RHModern.com, and Waterworks.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to our future financial outlook and guidance for the third and fourth quarter of fiscal 2017, for fiscal 2017 and for fiscal 2018, including net revenues, adjusted net revenues, adjusted net income, adjusted diluted earnings per share, adjusted operating margins, free cash flow, net revenue growth and net capital expenditures; various estimates of diluted shares outstanding and adjusted diluted earnings per share based on assumptions about average stock prices; assumptions regarding the potential future stock price of our common stock and expectations concerning stock price appreciation; the impact of stock price and other factors like option exercise levels on estimated diluted shares outstanding and on our effective tax rate; the estimated impacts on adjusted net revenues, adjusted net income and adjusted diluted earnings per share from Hurricanes Harvey and Irma and from a lower effective tax rate; the estimated reduction in adjusted net revenues and adjusted net income as a result of the delayed opening of the New York Design Gallery; our expectations regarding the availability of low-interest rate financing options to us as well as our assumptions about other sources of liquidity being available to finance our capital expenditures and working capital requirements; our future tax rate; our belief that our transformation to a membership model will enhance our brand, streamline our operations and improve the customer experience; our expectation that we will create a more capital efficient model through the redesign of our supply chain network, rationalizing our product offer, and transitioning inventory into fewer facilities; our planned closing of our Dallas distribution center and related estimated cost savings; our ability to improve in-stocks and inventory turns by servicing our business from two coastal distribution centers; estimated cost savings and margin enhancement associated with the pending completion of our redesign of reverse logistics and Outlet business; the anticipated benefit from mailings of our Source Books; our ability to drive growth and position ourselves as the leading luxury design platform in the country; our projected opening of RH West Palm; the anticipated timing of the opening our New York Design Gallery in Spring-Summer of 2018; our continued operation of our Flatiron Gallery; our belief that our stock repurchases in the first and second quarters of 2017 will continue to be an excellent allocation of capital for the long-term benefit for our shareholders; our plan to pay down our convertible notes from cash to minimize dilution; our belief that, in light of existing favorable market conditions, we currently have multiple low-interest financing options available to us; our expectation that margins will rise and costs will fall as we cycle our efforts to reduce inventory and benefit from our new operating model; our expectation that inventory will again be a source of cash in fiscal 2018; anticipated lower real estate capital expenditures as we move from a leasing to a development model, where we recoup our investments through a sale-leaseback arrangement; expectations regarding our Investor Day presentation; our expectation of reaching our long term goal of $4 billion to $5 billion in North American revenues with industry leading operating margins, and returns on invested capital; any financial or operational factors or results that are described as short term, one-time, non-recurring or unusual (as similar operational or financial factors may adversely affect the Company’s future results including as a result of charges, costs and other items that may occur in one or more subsequent financial reporting periods), and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, that the financial outlook provided for the third and fourth quarters of fiscal 2017, for fiscal 2017 and for fiscal 2018 does not represent actual financial results and is subject to change based upon the preparation of our financial statements; our ability to open the New York Design Gallery and RH West Palm Gallery when planned; our ability to close our Dallas distribution center and adequately service our business from two coastal distribution centers; our ability to retain key personnel; successful implementation of our growth strategy; our ability to take advantage of the transaction with Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control such as occurred with Hurricanes Harvey and Irma; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

415-945-4998 cmclaughlin@rh.com